Exhibit h(xv) under Form N-1A
                                             Exhibit (10) under Item 601/Reg.S-K


                 Amendment to the Agreement for Fund Accounting
                          and Shareholder Recordkeeping
                                     between
                                SouthTrust Funds
                                       and
                           Federated Services Company

     This Amendment to the Agreement for Fund Accounting and Shareholder Recordkeeping ("Agreement") between SouthTrust Funds ("Funds") and Federated Services Company ("FSC") is made and entered into as of the 25th day of September, 2003.

     WHEREAS, the Funds have entered into the Agreement, dated April 2, 1993 pursuant to which, among other things, FSC (through its wholly owned subsidiary, Federated Shareholder Services Company ("FSSC")) provides transfer agency services to the Funds;

     WHEREAS, the Securities and Exchange Commission and the United States Treasury Department ("Treasury Department") have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "Applicable Law"), specifically requiring certain financial institutions including the Funds, to establish a written anti-money laundering program, which includes a customer identification program ("CIP");

     WHEREAS, in establishing requirements for registered investment companies, Applicable Law provides that it is permissible for a mutual fund to contractually delegate the implementation and operation of its CIP to another affiliated or unaffiliated service provider, such as FSC (through FSSC), but that any mutual fund delegating responsibility for aspects of its CIP to a third party must obtain written consent from the third party ensuring the ability of federal examiners to obtain information and records relating to the CIP and to inspect the third party for purposes of the CIP; and

     WHEREAS, the Funds have established a CIP and wish to amend the Agreement to: (a) reflect the existence of such CIP; (b) to delegate responsibility for performance under the Funds' CIP to FSC (through FSSC); and (c) to make such other changes as are required by Applicable Law.

     NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1. The Funds represent and warrant to FSC that they have established, and covenant that during the term of the Agreement they will maintain, a Program in compliance with Applicable Law.

2. The Funds hereby delegate to FSC (through FSSC), the responsibility to perform or contract for the performance of, for and on behalf of the Funds, all required activities under the Funds' CIP.

3. FSC (through FSSC) hereby accepts such delegation and represents and warrants that: (a) it has implemented, and will continue to (i) monitor the operation of, (ii) assess the effectiveness of, and (iii) modify, as appropriate or as required by Applicable Law, procedures necessary to effectuate the CIP; (b) it will annually certify, in a manner acceptable to the Funds under Applicable Law, that it has implemented the CIP and that it will perform or cause to be performed the customer identification and other activities required by Applicable Law and the CIP; and (c) it will provide such other information and reports to the Funds' designated Compliance Officer, as may from time to time be requested, and will provide such Compliance Officer with notice of any contact by any regulatory authority with respect to the operation of the CIP.

4. FSC does hereby covenant that: (a) it will provide to any federal examiners of the Funds such information and records relating to CIP as may be requested; and (b) it will allow such examiners to inspect FSC (and FSSC) for purposes of examining the CIP and its operation to the full extent required by Applicable Law.

     In all other respects, the Agreement first referenced above shall remain in full force and effect.

     WITNESS the due execution hereof this 25th day of September, 2003.

                          Southtrust FUNDS

                          By:
                          Name:  Beth S. Broderick
                          Title:  Vice President

                          FEDERATED SERVICES COMPANY

                          By:
                          Name:   John Sheehan
                          Title:  Senior Vice President